Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Fourth Quarter of 2009

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 18, 2010--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2009 of $43.7 million, representing a decrease of 5.9% compared with $46.4 million for the fourth quarter of 2008 and an increase of 5.3% compared with $41.5 million for the third quarter of 2009. Net income for the quarter was $13.4 million, or $0.45 per diluted share, a decrease of 1.6% compared with $13.6 million, or $0.45 per diluted share, for the fourth quarter of 2008, and an increase of 11.9% compared with $12.0 million, or $0.40 per diluted share, for the third quarter of 2009.

“The fourth quarter was a strong finish to a challenging year,” said Stephen Daly, Chairman and CEO. “In 2009 we stayed focused on developing novel products for our core markets, and these products will generate our future growth. We also continued to build on our competitive advantages.”

For the fourth quarter of 2009, revenue from customers in the United States was $21.9 million, or 50% of the company’s total revenue, and revenue from customers outside the United States was $21.8 million, or 50% of total revenue. Gross margin was 74.8% for the fourth quarter of 2009 as compared with 72.0% in each of the fourth quarter of 2008 and the third quarter of 2009. Operating income for the fourth quarter was $19.8 million, or 45.5% of revenue. Total cash and cash equivalents at the end of Q4 2009 was $220.5 million, an increase of $5.3 million for the fourth quarter, after giving effect to the repurchase by the company of $8.7 million of its common stock during the quarter.

For the full year 2009, revenue was $163.0 million, a 9.6% decrease from $180.3 million for 2008. Net income for the year was $46.2 million, or $1.55 per diluted share, a decrease of 14.2% from $53.8 million, or $1.74 per diluted share, for 2008. Net bookings for 2009 were $187.3 million, a 2.2% increase over bookings of $183.4 million for 2008. The backlog at December 31, 2009 was $63.9 million compared with $39.6 million at December 31, 2008.

Business Outlook

The company expects revenue for the first quarter ending March 31, 2010 to be in the range of $50.0 million to $52.0 million and net income to be in the range of $13.7 million to $14.5 million, or $0.46 to $0.48 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave web site at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4201033. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave is an innovative designer and developer of high-performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding radio frequency, or RF, microwave and millimeterwave applications. Products include amplifiers, attenuators, comparators, data converters, dielectric resonator oscillators, frequency dividers and detectors, frequency multipliers, high speed digital logic, interface, limiting amplifiers, mixers and converters, modulators and demodulators, oscillators, passives, phase lock loop (PLL), PLL with integrated VCOs, phase shifters, power conditioning, power detectors, sensors, switches, synthesizers, transimpedance amplifiers and variable gain amplifiers. Hittite's products are used in a variety of applications and end markets including automotive, broadband, cellular infrastructure, fiber optic, microwave and millimeterwave communications, military, space, and test and measurement. The company utilizes radio frequency integrated circuits (RFIC), monolithic microwave integrated circuits (MMIC), multi-chip modules (MCM) and microwave integrated circuit (MIC) technologies. The company is headquartered in Chelmsford, MA.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability accurately to assess end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2009, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$220,477	$180,856
Accounts receivable, net	17,886	27,650
Inventories	19,564	13,981
Deferred costs	114	139
Income taxes receivable	-	20
Prepaid expenses and other current assets	1,450	1,127
Deferred taxes	7,946	6,206
Total current assets	267,437	229,979
Property and equipment, net	19,933	17,927
Other assets	5,323	7,178
Total assets	$292,693	$255,084

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,632	$2,778
Accrued expenses	6,208	6,836
Income taxes payable	209	-
Deferred revenue and customer advances	4,016	3,471
Total current liabilities	12,065	13,085
Long-term income taxes payable	5,960	4,689
Deferred taxes	519	381
Total liabilities	18,544	18,155
Total stockholders' equity	274,149	236,929
Total liabilities and stockholders' equity	$292,693	$255,084

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations
(In thousands except per-share data)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenue	$43,653	$46,393	$162,990	$180,251
Cost of revenue	11,001	12,968	45,239	51,556
Gross profit	32,652	33,425	117,751	128,695
	74.8%	72.0%	72.2%	71.4%
Operating expenses:
Research and development	6,094	6,460	22,971	24,438
Sales and marketing	4,153	3,967	15,034	15,988
General and administrative	2,558	2,065	9,737	8,347
Total operating expenses	12,805	12,492	47,742	48,773
Income from operations	19,847	20,933	70,009	79,922
	45.5%	45.1%	43.0%	44.3%

Interest and other income, net	33	460	396	3,077
Income before income taxes	19,880	21,393	70,405	82,999
Provision for income taxes	6,463	7,761	24,232	29,157
Net income	$13,417	$13,632	$46,173	$53,842

Earnings per share:
Basic	$0.46	$0.46	$1.57	$1.77
Diluted	$0.45	$0.45	$1.55	$1.74

Weighted Average Shares Outstanding:
Basic	29,402	29,930	29,380	30,473
Diluted	29,952	30,291	29,850	30,955

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer